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                                                                       EXHIBIT 9

                                   ASSIGNMENT

         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Perseus 2000, L.L.C., a Delaware limited liability company ("Assignor"), hereby sells, assigns, transfers and conveys, upon the terms and subject to the conditions set forth in that certain Purchase and Sale Agreement dated as of the date hereof by and between the Assignor and Assignees (as defined below), to L.F. Global Holding, LLC, a California limited liability company and Laurus Master Fund, Ltd., a Cayman Islands corporation (collectively "Assignees"), all of its right, title and interest in and to the following: (1) Senior Secured Convertible Promissory Note in the principal amount of $2,000,000.00 executed by ImageWare Systems, Inc., a California corporation ("Company") in favor of Assignor dated May 22, 2002; (2) Demand Promissory Note in the principal amount of $500,000.00 executed by the Company in favor of Assignor dated as of September 23, 2002; (3) the Pledge and Security Agreement entered into by and between Company and Assignor dated as of May 22, 2002, together with any and all collateral described therein, including without limitation, the intellectual property set forth on Exhibit BKF-1 attached hereto; and (4) the Pledge and Security Agreement entered into by and between ImageWare Systems ID Group, Inc., a Delaware corporation, and Assignor dated as of May 22, 2002, together with any and all collateral described therein, including without limitation, the intellectual property set forth on Exhibit BKF-2 attached hereto.

         This assignment shall be binding on and inure to the benefit of the parties thereto, their heirs, executors, administrators, successors in interest and assigns.

         IN WITNESS WHEREOF, the undersigned has executed the within instrument effective as of June 13, 2003.

                                     ASSIGNOR:
                                     Perseus 2000, L.L.C.,
                                     a Delaware limited liability company

                                     By:  ________________________________
                                     Name:
                                     Title:

STATE OF ______________    )
                           )       ss
COUNTY OF _____________    )

On this ____ day of ________, 2003, before me, _________________, Notary Public, personally appeared ____________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal                            (Seal)

________________________________
  SIGNATURE OF NOTARY PUBLIC